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                                                               Exhibit 23.1(a)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3) and related Prospectus of Insignia Financial Group, Inc. and Insignia Financing I for the registration of 2,990,000 Convertible Preferred Securities of Insignia Financing I, certain shares of Class A Common Stock of Insignia Financial Group, Inc. and certain other securities, and to the incorporation by reference therein of our report dated February 21, 1996, with respect to the consolidated financial statements of Insignia Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.




Greenville, South Carolina                  /s/ ERNST & YOUNG LLP
January 17, 1997